Exhibit 11

                 STATEMENT RE COMPUTATION OF PER-SHARE EARNINGS
            (AMOUNTS IN THOUSANDS, EXCEPT SHARES AND PER SHARE DATA)


                                                             Years Ended March 31
                                                     --------------------------------------
                                                       2000          1999           1998
                                                     ---------     ---------      ---------
  Basic and Diluted
  Average common shares outstanding...........       4,836,823     4,417,711      3,243,192

  Net effect of dilutive stock options - based
  on the treasury method using average market
  price.......................................              --            --             --
                                                     ---------     ---------      ---------

  Total.......................................       4,836,823     4,417,711      3,243,192
                                                     =========     =========      =========

  (Loss) income from continuing operations           $  (8,203)    $  (5,376)     $    (476)
  Preferred stock dividends..................              (13)          (87)          (162)
                                                     ---------     ---------      ---------

  (Loss) income applicable to common
  stockholders................................       ($  8,216)       (5,463)          (638)
                                                      ========     =========      =========